EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of June 2, 2006, by and between YOUNG INNOVATIONS, INC., a Missouri corporation ("Employer"), and Christine R. Boehning, of Chicago, Illinois ("Employee"). Capitalized terms are defined in the Appendix to this Agreement.

In consideration of Employer's employment of Employee, the terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer, intending to be legally bound, hereby agree as follows:

1.        EMPLOYMENT. Employer hereby agrees to employ Employee and Employee agrees to accept such employment upon the terms and conditions herein set forth.

2.            TERM. The initial term of employment hereunder shall commence on the date hereof and shall expire on June 2, 2007 (such period, the "Term"); PROVIDED, HOWEVER, that the Term shall automatically be extended for an additional period of one year on June 2, 2007 and on each June 2 thereafter unless Employer or Employee delivers written notice of the intention not to extend the Term not later than six (6) months prior to its expiration.

3.            POSITION AND DUTIES. Employee hereby agrees to serve as Vice President and Chief Financial Officer or in such other capacity to which Employee may be promoted during the term hereof. Employee shall devote her full business time and attention to the management, development and enhancement of the business of Employer and perform such duties as are necessary and required of the Vice President and Chief Financial Officer or in such capacity as Employee may then be serving. During the Term, Employee may not undertake any other employment, engagements, consulting or other outside activities that in the opinion of the Board of Directors interfere with the effective carrying out of Employee's duties hereunder, PROVIDED, HOWEVER, that nothing herein shall prevent Employee from engaging in community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of her duties and responsibilities to Employer.

4.	COMPENSATION AND BENEFITS.

(a)          BASE SALARY. Employer shall pay to Employee salary at the rate of $160,000 per year during the Term hereof, or such higher amounts as shall be recommended and approved by the Compensation Committee of the Board of Directors (in each case, the "Base Salary").

(b)          BONUS COMPENSATION. In addition to Base Salary, Employee shall be entitled to receive bonus compensation as recommended and approved by the Compensation Committee of the Board of Directors (the "BONUS COMPENSATION").

(c)          HOLIDAYS, VACATION TIME AND SICK LEAVE. Employee shall be entitled to paid holidays, vacation and sick leave as is consistent with Employer's policy for executive employees with respect to such matters as of the date hereof.

(d)          OTHER BENEFITS. Subject to Employer's rules, policies and regulations as in effect from time to time, Employee shall be entitled to all other rights and benefits for which Employee may be eligible under any: (i) group life insurance, disability or accident, death or dismemberment insurance, (ii) medical and/or dental insurance program, (iii) 401(k) benefit plan, or (iv) other employee benefits that Employer may, in its sole discretion, make generally available to employees of Employer of the same level and responsibility as Employee; PROVIDED, HOWEVER, that nothing herein shall obligate Employer to establish or maintain any of such benefits or benefit plans.

(e)          AUTOMOBILE ALLOWANCE. Employer shall provide Employee with an automobile allowance consistent with Employer’s policy for executive employees with respect to such matters as of the date hereof.

5.            SUPPLEMENTAL PAYMENT UPON A CHANGE IN CONTROL. If a Change In Control (as hereafter defined) occurs and Employee is employed by Employer on the date of the Change In Control or Employee demonstrates that Employee would have been employed by Employer on the date of the Change In Control but for steps taken at the request of a third party to effect the Change In Control or Employee's termination was without Cause and arose in connection with or anticipation of such Change In Control, then Employee shall have the additional rights set forth in this Section 5. Namely, Employer shall, within thirty (30) days immediately following the date of the Change In Control, pay to Employee a lump sum cash amount equal to Employee’s then current annual base salary plus an amount equal to the maximum Bonus Compensation for the year in which the Change In Control occurs that Employee would have been eligible to receive under Employer’s bonus program (the “Change of Control Payment”); provided however, in no event may the aggregate present value of such payments to Employee exceed 2.9999 times the “base amount” (as such term is used in Section 280G(b)(3) of the Code), and Employee agrees to reduce the amount permitted to be paid pursuant to this Agreement (including amounts specified under Sections 5 and 6 hereto) which may be subject to Section 280G of the Code to comply with this limitation. Employer shall engage its accounting firm to determine the “base amount” and all amounts payable in connection with a Change In Control; provided, however, that if the accounting firm is serving as accountant or auditor for the person, entity or group effecting the Change In Control, Employer shall appoint another nationally recognized accounting firm which shall provide Employee with detailed supporting calculations for its conclusions. All fees and expenses of the accounting firm shall be borne solely by Employer.

6.	TERMINATION OF EMPLOYMENT.

(a)          PERMANENT DISABILITY. In the event of the Permanent Disability (as defined below) of Employee. Employer may terminate this Agreement by giving notice to Employee of its intention to terminate and this Agreement shall terminate at the end of the month following the month in which notice is given. In the event of such termination, Employer shall pay (offset by any such amounts payable under Employer’s benefit plans or insurance) all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above through the date of termination, which payment shall constitute full and complete satisfaction of Employer’s obligations hereunder. Notwithstanding the foregoing, all payments hereunder shall end upon the earlier to occur of Employee's attaining the age of sixty-five (65) or the cessation of such Permanent Disability (whether as a result of recovery, rehabilitation, death or otherwise).

(b)          DEATH. In the event of Employee's death, Employer shall pay to Employee's personal representative (on behalf of Employee's estate), within sixty (60) days after Employer receives written notice of such representative's appointment, all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above as of the date of Employee's death, which payment shall constitute full and complete satisfaction of Employer's obligations hereunder. Employee and her dependents shall also be entitled to any continuation of health insurance coverage rights, if any, under applicable law.

(c)          TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION WITHOUT GOOD REASON. Employer may in its sole discretion terminate this Agreement and Employee's employment with Employer for Cause (as defined in the Appendix) at any time and with or without advance notice to Employee. If Employee's employment is terminated for Cause, or if Employee Voluntarily Terminates (as defined in the Appendix) her employment with Employer without Good Reason (as defined in the Appendix), Employer shall promptly pay to Employee all amounts of Base Salary accrued pursuant to Section 4 above through the date of termination (but not Bonus Compensation), whereupon Employer shall have no further obligations to Employee under this Agreement. Employee and her dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law.

(d)          TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION WITH GOOD REASON. Employer may terminate this Agreement and Employee's employment with Employer without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given). Employee may terminate this Agreement and Voluntarily Terminate her employment with Employer with Good Reason upon thirty (30) days' prior written notice to Employer, provided that Employer does not correct the circumstances giving Employee Good Reason during such thirty (30) day period. In the event Employee's employment with Employer is terminated pursuant to this Section 6(d) and such termination is not in connection with a Change In Control, (i) Employer shall pay to Employee all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above through the date of termination, and (ii) Employee shall be relieved of her obligations under Sections 1 and 3 hereof. In addition, if Employee's employment with Employer is terminated pursuant to this Section 6(d) and such termination is not in connection with a Change In Control, Employer shall pay to Employee the Base Salary that Employee would have earned under this Agreement for the remaining Term together with all reasonable attorneys' or other professional fees and costs incurred by Employee in enforcing her rights under this Section 6(d). Employer may also require Employee to fully and completely release any and all claims for breach of this Agreement at the time of termination as a condition to receiving such payments under this Section 6(d). Employee and her dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law. Any lump sum payment shall be made as soon as practicable following the effective date of Employee’s termination (but in no event later than the fifteenth day of the third month after the date of termination), unless Employer reasonably determines that Code Section 409A will result in the imposition of additional tax on account of such payment before the expiration of the 6-month period described in Section 409A(a)(2)(B)(i) of the Code in which case such payment will be paid on the date that is six (6) months and one (1) day following the date of Employee’s separation from service (as defined in Code Section 409A) or, if earlier, the date of death of Employee.

(e)          MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of Employer and Employee. Employee's rights and obligations, in such event, shall be as set forth in that agreement.

7.	EMPLOYEE COVENANTS.

(a)          CONSIDERATION AND ACKNOWLEDGEMENTS. Employee acknowledges and agrees that the covenants described in this Section 7 are essential terms of this Agreement and that the Agreement would not be entered into by Employer in the absence of the covenants described herein. Employee acknowledges and agrees that the covenants set forth in this Section are necessary for the protection of the business interests of Employer. Employee further acknowledges that these covenants are supported by adequate consideration as set forth elsewhere in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of her employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest . Employee acknowledges and agrees that the covenants set forth in this Section 7 are reasonable and enforceable in every respect under applicable law.

(b)          DEFINITIONS. As used in this Section 7, the following terms have the following meanings:

(i)           "Employer" shall mean Young Innovations, Inc., including and any parent, subsidiary or affiliate as of the date of this Agreement or at any time during the term of Employee’s employment.

(ii)          "Confidential Information" shall include any and all information not generally available to the public through legitimate means regarding any past, current or anticipated future business, product, system service, process, or practice of Employer, as well as any and all information relating to Employer's business, research, development, purchasing, accounting, advertising, marketing, manufacturing, merchandising and selling . Confidential Information includes but is not limited to information that may constitute a "trade secret" under applicable law.

(c)          Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Employee in the course of or incident to her employment by Employer, belongs to Employer and shall be promptly returned to Employer upon termination of Employee's employment. The term "PERSONAL PROPERTY" includes, without limitation, all books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of Employer or any of its affiliates. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of Employer or any of its affiliates.

(d)          Upon termination of employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer and each of its affiliates.

(e)          The representations and warranties contained herein and Employee's obligations under Sections 7 and 10 shall survive termination of employment and the expiration of the Term of this Agreement.

(f)           CONFIDENTIALITY . Except as necessary to perform her job duties, Employee agrees not to use any Confidential Information, or disclose any Confidential Information to any person or entity, either during or at any time after her employment, without Employer's prior written consent, unless required to do so by a court of competent jurisdiction, or by an administrative or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information.

(g)          NON-SOLICITATION. Employee agrees that during the term of her employment that she will not directly or indirectly solicit any other employee to leave the employ of Employer or to carry out, directly or indirectly, any such activity; provided, however, that Employer shall not be in violation of this provision if an employee decides to join the new employer of Employee if Employee did not intentionally direct or solicit such employee to leave.

(h)          INVENTIONS AND PATENTS . Employee agrees to promptly and fully disclose in writing and does hereby assign to Employer every invention, innovation, copyright, or improvement made or conceived by Employee during the period of her employment that relates directly or indirectly to her employment with Employer. Employee further agrees that both during and after her employment, without charge to Employer but at Employer's expense, she will execute, acknowledge and deliver any documents, including applications for Letters Patent, as may be necessary, or in the opinion of Employer, advisable to (a) obtain, enjoy and/or enforce Letters Patent for those inventions, innovations or improvements in the United States and in any other country; (b) obtain, enjoy or enforce the right to claim the priority of the first filed patent application anywhere in the world; or (c) vest title in Employer and its successors, assigns or nominees. Additionally, Employee agrees that for a period of one (1) year after termination of her employment, any invention, development, innovation, or improvement within the scope of this Section shall be presumed to have been made during the term of her employment. Employee shall have the burden of clearly and convincingly establishing otherwise.

This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee's own time, and (1) which does not relate (a) directly to the business of Employer or (b) to Employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by employee for Employer.

(i)           ENFORCEMENT OF THESE COVENANTS. Employee acknowledges that full compliance with all of the covenants set forth in this Section 7 is necessary to enable Employer to do business with its customers. In the event of a breach of any of these covenants, Employee therefore acknowledges and agrees that Employer shall be entitled to injunctive relief, regardless of whether or not Employer has complied with this Agreement, and Employer shall further be entitled to such other relief, including money damages, as may be deemed appropriate by a court of competent jurisdiction. In the event of a court action based upon an alleged breach of any of these covenants, the prevailing party (as determined by court ruling on the merits of the dispute) will be reimbursed by the other party for reasonable attorneys' fees and costs incurred as a result of the dispute. If any court should at any time find any one of these covenants to be unenforceable or unreasonable as to scope, territory or period of time, then the scope, territory or period of time of the covenant shall be that determined by the court to be reasonable, and the parties hereby agree that the court has the authority to so modify any of these covenants as necessary to make the covenant enforceable.

(j)           EXISTENCE OF OTHER OBLIGATIONS. Employee represents and warrants that she is not currently subject to any contractual or other obligations to any former employer or other entity, including but not limited to obligations not to use or disclose confidential information, or to refrain from competing with any person or entity.

(k)          WAIVER. Employee agrees that Employer's failure to enforce any of the covenants of this Section 7 in any particular instance shall not be deemed to be a waiver of the covenant in that or any subsequent instance, nor shall it be deemed a waiver by Employer of any other rights at law or under this Agreement.

8.            JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that any action or proceeding initiated or otherwise brought to judicial proceedings by either Employee or Employer concerning the subject matter of this Agreement shall be litigated in the United States District Court for the Northern District of Illinois or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Illinois (the "COURTS"). Each of the parties hereto expressly submits to the jurisdiction and venue of the Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to her or its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless of whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); PROVIDED that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at her or its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon her or it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to her or it. Each party hereto waives any claim that the Courts are an inconvenient forum or an improper forum based on lack of venue or jurisdiction.

9.            INJUNCTIVE RELIEF. Employee acknowledges that damages would be an inadequate remedy for Employee's breach of any of the provisions of Section 7 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach or threatened breach of any such provision, Employer shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of such provisions, without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Employee against Employer, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of Section 7 of this Agreement.

10.	MISCELLANEOUS.

(a)          NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when made, if delivered personally, (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) two (2) days after delivery to a reputable overnight courier service, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

To Employer:

Young Innovations, Inc.

13705 Shoreline Court East

Earth City, MO 63045

Attention: President

To Employee, to her home address as recorded in the payroll records of Employer from time to time.

(b)          GOVERNING LAW. This Agreement shall be governed as to its validity and effect by the internal laws of the State of Illinois, without regard to its rules regarding conflicts of law.

(c)          SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of (i) the heirs, executors and legal representatives of Employee, upon Employee's death, and (ii) any successor of Employer, and any such successor shall be deemed substituted for Employer under the terms hereof for all purposes. As used in this Agreement, "successor" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires a majority of the assets, business or stock of Employer.

(d)          NO REPRESENTATIONS. No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to Employee's relationship with Employer or any of its executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, commissions and benefits, any entitlement to stock, stock rights, stock incentive plan benefits, profits, debt and equity interests in Employer or any of its affiliated companies or regarding the termination of Employee's employment. In this regard, Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of Employer.

(e)          AMENDMENTS. This Agreement may be modified only by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(f)           COUNTERPARTS. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)          SEVERABILITY AND NON-WAIVER. Any provision of this agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. No waiver of any provision or violation of this Agreement by Employer shall be implied by Employer's forbearance or failure to take action.

(h)          VOLUNTARY AND KNOWLEDGEABLE ACT. Employee represents and warrants that Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER

YOUNG INNOVATIONS, INC.

By:       /s/ Arthur L. Hertbst, Jr., President

EMPLOYEE

By:       /s/ Christine R. Boehning

Christine R. Boehning

APPENDIX

EMPLOYMENT AGREEMENT

Definitions

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

DEFINITIONS. For the purposes of this Agreement the following terms and phrases shall have the following meanings:

1.            AFFILIATE(S) shall have the same meaning ascribed to such term in the Exchange Act.

2.	BOARD shall mean the board of directors of Employer.

3.            CAUSE shall mean (i) violation of any agreement or law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality between Employee and Employer or an affiliate, (ii) willful, intentional or bad faith conduct that materially injures Employer or an Affiliate, (iii) commission of a felony, an act of fraud or the misappropriation of property; (iv) gross neglect or moral turpitude; and (v) violation of Employer’s Code of Ethics.

4.            CHANGE IN CONTROL shall mean and be deemed to occur upon the first of the following events:

(a)          the acquisition, after the date hereof, by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Voting Securities of Employer then outstanding after giving effect to such acquisition; or

(b)          Employer is merged or consolidated or reorganized into or with another company or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the Voting Securities of such company or entity immediately after such transaction is held in the aggregate by the holders of Voting Securities of Employer immediately prior to such merger, consolidation or reorganization; or

(c)          Employer sells or otherwise transfers all or substantially all of its assets (including but not limited to its Subsidiaries) to another company or legal entity in one transaction or a series of related transactions, and as a result of such sale(s) or transfer(s), less than a majority of the combined voting power of the then outstanding Voting Securities of such company or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Securities of Employer immediately prior to such sale or transfer; or

(d)          approval by the Board or the stockholders of Employer of a complete or substantial liquidation or dissolution of Employer; or

(e)          the majority of the members of the Board being replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of members of the Board immediately prior to such appointment or election.

Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board, a Change in Control shall not be deemed to have occurred solely because (a) Employer, (b) a Subsidiary, (c) any one or more members of executive management of Employer or its Affiliates, (d) any employee stock ownership plan or any other employee benefit plan of Employer or any Subsidiary or (e) any combination of the Persons referred to in the preceding clauses (a) through (d) becomes the actual or beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the Voting Securities of Employer.

5.	CODE shall mean the Internal Revenue Code of 1986, as amended.
6.	EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

7.            GOOD REASON shall mean, with respect to a Voluntary Termination, (i) a material and adverse change in Employee's duties, responsibilities or status with Employer or an affiliate made without Cause, (ii) a reduction in the annual compensation or total benefit package of Employee (other than a comparable reduction in cash compensation or benefits generally affecting substantially all officers or executive employees of Employer), (iii) a change in Employee's job location beyond an area outside of a 25-mile radius of Employee's principal office or (iv) the Board of Directors of Employer otherwise determines that a Voluntary Termination by Employee is for "Good Reason" under the circumstances then prevailing; provided, however, that Good Reason will not be deemed to exist unless Employee provides written notice to Employer within 60 days after the occurrence of the event specified above and Employer fails to cure the event to Employee's reasonable satisfaction within 60 days after Employer receives such notice.

8.            PERMANENT DISABILITY shall have the meaning set forth in Section 22(e)(3) of the Code.

9.            PERSON shall have the same meaning as ascribed to such term in Sections 13(d) and 14(d)(2) of the Exchange Act; provided, however, that for purposes of this Agreement, neither Employer nor any trustee or fiduciary acting in such capacity for an employee benefit plan sponsored or maintained by Employer or any entity controlled by Employer, shall be deemed to be a "person".

10.          QUALIFIED DEPENDENTS shall mean Employee's spouse and unmarried children less than 19 years old; provided, that the 19 year age limit does not apply to a child who: i) is enrolled as a full time student in school and ii) has not attained the age of 23 years.

11.          SUBSIDIARY shall mean a company or other entity (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by Employer.

12.          VOLUNTARY TERMINATION shall mean the termination by Employee of her employment by Employer by voluntary resignation or any other means other than death, retirement or Permanent Disability and other than simultaneous with or following termination for Cause or an event which, whether or not known to Employer at the time of such Voluntary Termination by such Executive, would constitute Cause.

13.          VOTING SECURITIES shall mean with respect to any Person, any securities entitled to vote (including by the execution of action by written consent) generally in the election of directors of such Person (together with direct or indirect options or other rights to acquire any such securities).